Exhibit 8.2

[Form of Tax Opinion of Norton Rose Fulbright Canada LLP]

[ ], 2018 Kingsway Financial Services Inc. Suite 400, 45 St. Clair Avenue West Toronto, Ontario M4V 1K9

Ladies and Gentlemen:

Kingsway Financial Services Inc. – Registration Statement on Form S-4

We have acted as Canadian counsel to Kingsway Financial Services Inc. (the Company) in connection with its domestication from Ontario, Canada to the State of Delaware (the Domestication) pursuant to Section 181 of the Business Corporations Act (Ontario).

This opinion is being delivered in connection with the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the Commission) on September ●, 2018 (the Registration Statement).

We hereby confirm to you that the statements of Canadian tax law set forth under the heading “U.S. Federal and Canadian Income Tax Considerations – Canadian Income Tax Considerations” in the Registration Statement are our opinion and are accurate in all material respects subject to the assumptions, limitations and qualifications set forth therein.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours very truly,